Exhibit 12

                         Continental Global Group, Inc.
                Computation of Ratio of Earnings to Fixed Charges

                        (In thousands, except for ratios)


                                                                      Years ended December 31
                                               2004         2003            2002             2001           2000
                                           ------------------------------------------------------------------------------

Computation of Earnings:
Income (loss) before income taxes and
   accounting change                          $  7,127    $ (12,629)       $ (8,689)        $ (8,413)     $ (11,200)
Add:
   Interest expense (1)                          6,909       15,280          15,408           15,787         15,826
   Portion of rent expense
     representative of an interest
     factor                                        921          845             677              703            691
                                           ------------------------------------------------------------------------------

Earnings                                      $ 14,957    $   3,496        $  7,396         $  8,077      $   5,317
                                           ==============================================================================

Computation of Fixed Charges:
   Interest expense                            $ 6,909     $ 15,280        $ 15,408         $ 15,787       $ 15,826
   Portion of rent expense
     representative of an interest
     factor                                        921          845             677              703            691
                                           ------------------------------------------------------------------------------

Fixed Charges                                  $ 7,830     $ 16,125        $ 16,085         $ 16,490      $  16,517
                                           ==============================================================================

Ratio of Earnings to Fixed Charges                1.91            - (2)           - (3)            - (4)          - (5)
                                           ==============================================================================

(1) Amortization of deferred financing costs of $520 is included in interest expense.

(2) Earnings were inadequate to cover fixed charges in the year ended December 31, 2003 by $12,629.

(3) Earnings were inadequate to cover fixed charges in the year ended December 31, 2002 by $8,689.

(4) Earnings were inadequate to cover fixed charges in the year ended December 31, 2001 by $8,413.

(5) Earnings were inadequate to cover fixed charges in the year ended December 31, 2000 by $11,200.